PACIFIC FINANCIAL CORPORATION ANNOUNCES A FIVE FOR 1 STOCK SPLIT


         Aberdeen, Washington, April 20, 2000 - Pacific Financial Corporation, the holding company for Bank of The Pacific headquartered in Long Beach, Washington, and The Bank of Grays Harbor, headquartered in Aberdeen, Washington, announced a 5 for 1 stock split payable July 15, 2000, at the annual shareholders meeting of the holding company held on April 17th. This stock split means that all shareholders of record as of June 15, 2000, will become entitled to receive four additional shares on July 15, 2000, for every share that they held on the record date. The stock split will increase the outstanding common stock to approximately 2.48 million shares. Following the split, each share of Pacific Financial Corporation's common stock is expected to have approximately one-fifth of the value of a share immediately prior to the split.

         Bob Worrell, the CEO of Pacific Financial Corporation, also reported net income of $1,025,000, or $2.06 per share for the first quarter ended March 31, 2000, up from last year's first quarter of $950,000, or $1.94 per share, an increase of 7.9%. This increase can be attributed to stronger net interest income and margin as a result of a 12.8% growth in loans to $163,000,000 from $144,000,000 at March 31, 1999. Return on assets for the 2000 first quarter was 1.66% and the return on equity was 19.12%. These ratios are considered strong by industry standards.

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